Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule of FTD Companies, Inc. dated March 12, 2015, appearing in the Annual Report on Form 10-K of FTD Companies, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 9, 2015